Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HILTON WORLDWIDE HOLDINGS INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

    Hilton Worldwide Holdings Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
    1.    Section 5.1 of the Amended and Restated Certificate of Incorporation of the Corporation (as heretofore amended, the “Certificate of Incorporation”) is hereby amended to read in its entirety as follows:
Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation.
    2.    The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of May, 2025.

HILTON WORLDWIDE HOLDINGS INC.

By:__Caroline Krass___________________________
Name: Caroline Krass
Title: Executive Vice President, General Counsel and Secretary